Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and Fiscal Year 2011 Operating Results

Revenues Increase Significantly; Company Returns to Profitability

July 12, 2011	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2011. Sales for the three months ended May 31, 2011 increased $1,135,483, or 53.6%, to $3,253,824 compared to $2,118,341 for the same period last year. Net income for the fourth quarter ended May 31, 2011 was $58,190, or $.02 per diluted share, compared to net loss of $469,119, or $.16 per diluted share, for the same period last year. The fourth quarter results included approximately $174,000 of stock-based compensation expense, which if excluded from earnings would have resulted in net income per diluted share of $.08.

For the fiscal year ended May 31, 2011, sales increased $4,687,111, or 68.9%, to $11,492,859 compared to $6,805,748 for the prior year. Net loss for the fiscal year ended May 31, 2011 was $205,383, or $.07 per diluted share, compared to net loss of $1,711,013, or $.59 per diluted share, for the prior year. Fiscal 2011 results included approximately $203,000 of stock-based compensation expense which if excluded from net loss would have resulted in net loss per diluted share of $.00.

For the fourth quarter ended May 31, 2011, sales in the SBS Balancer segment increased $894,555, or 61.5%, to $2,349,247 for the three months ended May 31, 2011 from $1,454,692 in the fourth quarter of Fiscal 2010. For the year ended May 31, 2011, sales in the Balancer segment increased $3,340,456, or 71.5%, to $8,011,179 from $4,670,723 in the prior year. Sales in the Measurement segment increased $240,928, or 36.3%, to $904,577 in the fourth quarter of Fiscal 2011 from $663,649 in the fourth quarter of the prior year. Measurement segment sales increased $1,346,655, or 63.1% in Fiscal 2011 to $3,481,680 as compared to $2,135,025 for Fiscal 2010. Sales of the Company’s balancer and laser-based measurement products increased from prior periods due primarily to higher volumes of shipments as the worldwide automotive and manufacturing industries continue their recovery from the previous low levels experienced due to the global economic downturn.

Gross margins for the fourth quarter and the year have improved as compared to the same periods in the prior year primarily due to a shift in product sales mix. Operating expenses increased during the fourth quarter of the current year primarily due to higher commissions related to the increased sales, higher stock-based compensation, and higher expenses associated with an international trade show that occurs every two years.

“We are pleased with the improvement we are seeing in both the Balancer and Measurement business segments this past year. We are also excited about the potential growth that the Xact® product line offers,” commented Wayne A. Case, CEO of Schmitt Industries. “We have started to sell higher volumes of large tank systems and have completed development of a product for small propane tanks. The Xact® product line is expected to be an important contributor to the Company’s future growth,” Case concluded.

Jim Fitzhenry, President of Schmitt Industries, added, “As our financial results indicate, we are seeing a gradual recovery in our markets after a long period of decline. During this time period, we have been careful with our expenditures, focusing our resources on new product development and enhancing our sales organization and distribution channels. We believe that we have started to see the positive results of those investments as evidenced by the return to profitability in the fourth quarter. We are continuing to work hard to return the Company to consistent profitability while making the investments necessary to position the Company for long-term growth,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and the global financial crisis, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, it’s Form 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2011	May 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$2,760,506	$3,545,986
Accounts receivable, net	1,831,811	1,144,420
Inventories	4,146,408	3,645,303
Prepaid expenses	166,779	192,167
Income taxes receivable	—	21,570

	8,905,504	8,549,446

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,582,936	1,564,880
Furniture, fixtures and equipment	1,199,143	1,059,496
Vehicles	129,330	90,452

	3,210,409	3,013,828
Less accumulated depreciation and amortization	(1,876,234)	(1,720,880)

	1,334,175	1,292,948

Other assets
Intangible assets, net	1,349,583	1,509,711

TOTAL ASSETS	$11,589,262	$11,352,105

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$841,416	$665,044
Accrued commissions	308,396	170,614
Accrued payroll liabilities	116,129	231,390
Other accrued liabilities	163,940	160,717
Income taxes payable	2,073	—

Total current liabilities	1,431,954	1,227,765

Long-term liabilities	—	3,591
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,895,635 and 2,870,160 shares issued and outstanding at May 31, 2011 and 2010, respectively	9,943,910	9,739,391
Accumulated other comprehensive loss	(226,581)	(264,004)
Retained earnings	439,979	645,362

Total stockholders’ equity	10,157,308	10,120,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,589,262	$11,352,105

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2011 AND 2010

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2011	2010	2011	2010
Net sales	$11,492,859	$6,805,748	$3,253,824	$2,118,341
Cost of sales	5,887,207	3,763,756	1,485,275	1,363,120

Gross profit	5,605,652	3,041,992	1,768,549	755,221

Operating expenses:
General, administration and sales	5,297,083	4,184,100	1,619,275	1,122,909
Research and development	504,251	584,582	83,777	112,669

Total operating expenses	5,801,334	4,768,682	1,703,052	1,235,578

Operating income (loss)	(195,682)	(1,726,690)	65,497	(480,357)
Other income (expense)	(8,042)	31,107	(4,070)	12,866

Income (loss) before income taxes	(203,724)	(1,695,583)	61,427	(467,491)
Provision for income taxes	1,659	15,430	3,237	1,628

Net income (loss)	$(205,383)	$(1,711,013)	$58,190	$(469,119)

Net income (loss) per common share:
Basic	$(0.07)	$(0.59)	$0.02	$(0.16)

Weighted average number of common shares, basic	2,895,042	2,886,633	2,895,635	2,894,802

Diluted	$(0.07)	$(0.59)	$0.02	$(0.16)

Weighted average number of common shares, diluted	2,895,042	2,886,633	2,970,572	2,894,802